Exhibit 10

AGREEMENT OF SALE

by and between

ROWE PROPERTIES JESSUP, INC.

as Seller

and

KENWOOD MANAGEMENT COMPANY, LLC

as Purchaser

TABLE OF CONTENTS

1.	Agreement of Sale and Purchase	2

2.	Purchase Price	2

3.	Payment of Purchase Price	2

4.	Settlement	3

5.	Title	5

6.	Representations and Warranties	6

7.	Covenants of Seller	11

8.	Deliveries at Settlement	14

9.	Adjustments; Special Assessments	16

10.	Destruction or Damage Prior to Settlement	17

11.	Condemnation	18

12.	Liability on Default	18

13.	Costs of Settlement	19

14.	Brokerage	19

15.	Right of Entry; Tests and Studies	20

16.	Indemnification	20

17.	Survival; Further Assurances	21

18.	Right to Waive Conditions	21

19.	Notices	22

20.	Entire Agreement	22

21.	Partial Invalidity	22

22.	Governing Law	23

23.	Binding Effect	23

24.	Assignment	23

25.	Interpretation	23

26.	Tax-Free Exchange	24

2

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (this “Agreement”) is made as of the 26th day of April, 2005, by and between ROWE PROPERTIES JESSUP, INC., a Maryland corporation (the “Seller”), and KENWOOD MANAGEMENT COMPANY, LLC, a Maryland limited liability company, and/or its permitted assigns (collectively, the “Purchaser”).

RECITALS

A. Seller owns the following:

(1) All that parcel of land, containing approximately 12.163 acres, located in Howard County, Maryland, having a street address of 8260, 8264 and 8268 Preston Court, Jessup Maryland, as shown on that certain plat of subdivision entitled, “BALTIMORE WASHINGTON INDUSTRIAL PARK, SECTION II-Resubdivision of Parcel B”, which Plat is duly recorded among the Land Records of Howard County, Maryland as Plat CMP 7647, and more particularly described on Exhibit “A” attached to and made a part of this Agreement (the “Land”).

(2) All appurtenances, rights, privileges and easements benefiting, belonging or pertaining to the Land (collectively the “Appurtenances”).

(3) All buildings, improvements, and related facilities situated on the Land, including, without limitation, three (3) one-story office/warehouse buildings, totaling 179,266 rentable square feet of space (collectively, the “Improvements”). The Land, Appurtenances, and Improvements are sometimes collectively referred to in this Agreement as the “Real Property.”

(4) All fixtures, equipment, appliances, furniture, furnishings and other personal property owned by Seller attached to, located upon, or used in connection with the Real Property (except that belonging to tenants), all books and records, all building supplies and building materials stored on-site, all governmental approvals, permits and licenses issued with respect to the Real Property, all warranties and service contracts obtained in connection with the construction, maintenance, repair or operation of the Improvements, all drawings, plans, specifications, surveys, trade names, contract rights, and general intangibles owned by Seller and related to the Real Property, and all leases, occupancy agreements, rents, profits, and security and other deposits with respect to the Real Property (collectively, the “Personal Property”).

The term “Property”, as used in this Agreement, shall mean the Real Property and the Personal Property, collectively.

B. Seller is currently indebted to National Life Insurance Company (the “Lender”) for a loan in the original principal amount of Six Million Dollars ($6,000,000.00) (the “Existing Financing”), the obligations under which are secured by, among other things, a Deed of Trust, Assignment of Leases, Security Agreement and Fixture Financing Statement and an Absolute

Assignment of Leases and Rents encumbering the Property. A list of all the loan documents evidencing the Existing Financing is attached hereto as Exhibit “B” (the “Loan Documents”).

C. Seller now desires to sell the Property and assign the Existing Financing to Purchaser, and Purchaser desires to buy the Property and assume the Existing Financing from Seller, all upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the above recitals, each of which is incorporated as part of this Agreement, and the mutual covenants of Seller and Purchaser set forth below and for other good and valuable consideration, the receipt and sufficiency of which Seller acknowledges, Seller and Purchaser agree as follows:

1. Agreement of Sale and Purchase: Assignment of Existing Financing. Seller shall sell and convey to Purchaser and Purchaser shall purchase from Seller, the Property, in fee simple absolute, upon the terms of this Agreement. Contemporaneously with said purchase and sale of the Property. Seller shall assign to Purchaser and Purchaser shall assume from Seller, the Existing Financing.

2. Purchase Price. The total purchase price for the Property (the “Purchase Price”) shall be Eight Million Three Hundred Fifty Thousand Dollars ($8,350,000.00). The Purchase Price shall be subject to increase by an amount equal to the cost of tenant improvements and allowances (“Tenant Improvement Expenses”) and related broker commissions paid by Seller prior to Closing in the event Seller enters into a lease agreement falling within the Lease Parameters stated in Section 7.06 (including specifically, such amounts paid pursuant to the Smooth Move Lease and the MIG Lease), or otherwise approved or deemed approved by Purchaser.

3. Payment of Purchase Price.

3.01. The Purchase Price shall be payable in the following manner:

(a) Within three (3) business days after the full execution and delivery of this Agreement, Purchaser shall deliver to William M. Hoffman, Esq., at Linowes and Blocher LLP, 7200 Wisconsin Avenue, Suite 800, Bethesda, Maryland 20814, as agent for Chicago Title Insurance Company (the “Escrow Agent”) the sum of Seventy-Five Thousand Dollars ($75,000,00) (the “Initial Deposit”), as a good-faith deposit, in the form of wired funds. Provided this Agreement has not been terminated, Purchaser shall pay an additional Fifty Thousand Dollars ($50,000,00) ( the “Additional Deposit”) good-faith deposit to the Escrow Agent, in the form of wired funds, upon the expiration of the Study Period (as hereafter defined); (the “Initial Deposit” and “Additional Deposit,” together with interest accrued thereon, are hereafter collectively referred to as the “Deposit”). The Deposit shall become non-refundable upon the expiration of the Study Period, except in the event of a default by Seller or otherwise set forth under the terms of this Agreement.

(b) Escrow Agent shall place the Deposit in one or more separate federally insured, interest bearing accounts in one or more federally insured banks in the Bethesda, Maryland area, as designated by Purchaser. Accrued interest on the Deposit shall become part of the Deposit and shall be paid to whichever party becomes entitled to receive the Deposit under this Agreement.

3.02. At the time of settlement under this Agreement, Purchaser shall deposit the Purchase Price and the Existing Financing Credit (as hereafter defined) in escrow with the Escrow Agent, or such other company (or its agent) conducting settlement (the “Settlement Agent”). Such sum shall be deposited in cash by electronic transfer of funds. The Deposit shall be credited against the Purchase Price at settlement. Upon consummation of settlement, including due recordation of the deed from Seller to Purchaser conveying the Property, the Purchase Price shall be released and delivered by the Settlement Agent to Seller (less any amount necessary for Seller’s payment of settlement adjustments and settlement costs as provided for in Articles 9 and 13 below).

3.03. Provided that Purchaser has received the Lender’s Approval Letter (as hereafter defined), Purchaser shall also receive a credit against the Purchase Price in an amount equal to the sum of the outstanding principal balance of the Existing Financing as of the Settlement Date, plus any and all accrued, unpaid interest, late fees and any other fees and charges then due and owing in connection with the Existing Financing and otherwise arising under the Loan Documents (the “Existing Financing Credit”); excluding, however, a one percent (1%) assumption fee payable to Lender by Purchaser. All other fees and related costs and expenses charged by the Lender in connection with Purchaser’s assumption of the Existing Financing (including Lender’s attorney’s fees incurred by the contemplated assumption transaction but excluding the costs referenced in Section 3.04 below), shall be split equally between Purchaser and Seller.

3.04. Purchaser shall use commercially reasonable efforts to obtain from Lender a legally binding letter or agreement, in a form acceptable to Purchaser in its sole discretion and effective as of the Settlement Date, which approves Purchaser’s assumption of the Existing Financing from Seller (the “Lender’s Approval Letter”). Purchaser shall in good faith and with due diligence provide Lender, at its sole cost and expense, with such documents and information that Lender may request in connection with its process of reviewing Purchaser’s request to assume the Existing Financing. Borrower shall submit the information listed in Exhibit “K” attached to this Agreement (the “Required Purchaser’s Information”) to Lender by no later than seven (7) days following the full execution and delivery of this Agreement. In the event settlement hereunder does not occur for any reason, Purchaser shall reimburse Seller for any unreturned application fees, deposits and advances paid by Seller to Lender (and for which Seller had obtained Purchaser’s prior written approval) in order to facilitate the processing of Purchaser’s request.

4. Settlement.

4.01. Settlement under this Agreement shall take place on a date that is mutually agreeable between Seller and Purchaser that is no later than thirty (30) days following the later of (i) the expiration of the Study Period, or (ii) Purchaser’s receipt of the Lender’s Approval Letter, but in no event later than May 31, 2005 ( as the same may be extended hereunder, the “Settlement Date”). The foregoing notwithstanding, in the event that Purchaser determines it will not receive the Lender’s Approval Letter and final versions of the Lender’s required assumption documents in form and substance acceptable to Purchaser (the “Assumption Documents”) by no later than May 31, 2005, and provided that Purchaser shall have timely submitted the Required Purchaser’s

Information to Lender, Purchaser shall have the right to extend the Settlement Date for thirty (30) days, exercisable by written notice to Seller on or before the initial Settlement Date. Settlement shall be held at the offices of Linowes and Blocher LLP, 7200 Wisconsin Avenue, Suite 800, Bethesda, Maryland 20814 at 10:00 am on the Settlement Date.

4.02. Notwithstanding any other provision of this Agreement, the obligation of Purchaser to purchase the Property and assume the Existing Financing on the Settlement Date, and to otherwise perform under this Agreement, shall be subject to the following conditions:

(a) The representations and warranties made by Seller in this Agreement, including, without limitation, any representations and warranties made with respect to the environmental condition of the Real Property, shall be true in all material respects as of the date of this Agreement and as of the Settlement Date, and Seller shall have performed all covenants and obligations and complied with all conditions required under the terms of this Agreement.

(b) Title to the Property shall be in the condition contemplated in Section 5.01 of this Agreement.

(c) No “Hazardous Substances” (as defined in Section 6.08(a) hereof) shall be located upon or within the Property except as disclosed in (i) the hazardous waste study dated December 17, 2001, prepared by Professional Services Industries (the “Hazardous Waste Study”), and (ii) the “no further action letter” issued or to be issued by the Maryland Department of the Environment with respect to the Tank (as hereafter defined) (the “UST Closure Letter”), both delivered to Purchaser or to be delivered to Purchaser by no later than ten (10) days prior to the expiration of the Study Period.

(d) All Tenant Leases (as defined in Section 6.04 hereof) shall be in full force and effect as of the date of this Agreement and as of the Settlement Date, and there shall otherwise be no material adverse change in the rent roll attached hereto and made a part hereof as Exhibit “E” between the date of this Agreement and the Settlement Date.

(e) Written estoppel certificates for the benefit of Purchaser, dated within fifteen (15) days prior to the Settlement Date, shall be executed by each of the tenants under the Tenant Leases, substantially in the form attached to and made a part of this Agreement as Exhibit “C” or such other form as may be required by Lender (the “Estoppel Certificates”), or as required of any tenant by the terms of such tenant’s lease agreement. None of the executed Estoppel Certificates shall indicate the existence of (i) any defects in the Property or other matters adversely affecting the value of the Property, (ii) any defaults on the part of the landlord or tenant under any of the Tenant Leases, (iii) any claims, defenses or offsets in favor of the tenant under any of the Tenant Leases, (iv) any obligations of the landlord which remain unperformed under any of the Tenant Leases, or (v) any inconsistency with the information set forth on the rent roll attached to this Agreement as Exhibit “E” or with Seller’s representations and warranties set forth in this Agreement (without regard to Seller’s knowledge).

(f) There shall exist no uncured laws, regulations or requirements issued by a legal authority for conditions existing on the Property.

(g) Seller’s assignment and Purchaser’s assumption of the Existing Financing shall be consummated on the Settlement Date in accordance with the Assumption Documents and on terms and conditions acceptable to Purchaser.

(h) Purchaser shall have received satisfactory evidence that the real property previously owned by Seller and cross-collateralized under the Existing Financing has been fully released of record from the lien evidenced by the Loan Documents.

4.03. In the event that any of the conditions set forth in this Section 4 are not satisfied and/or true and accurate as of the Settlement Date, Purchaser shall have the right to terminate this Agreement by giving written notice to Seller. In that event, the Deposit shall be promptly refunded to Purchaser and thereafter the parties shall be relieved of all liability under this Agreement; provided, however, that if any condition is not satisfied as the result of a breach or default by Seller, Seller shall not be relieved of liability and Purchaser’s right to receive a refund of the Deposit shall be in addition to, and not in limitation of, Purchaser’s right on account of Seller’s default under Section 12.01 hereof.

5. Title.

5.01. Fee simple title to the Property is to be conveyed on the Settlement Date, free of all taxes, assessments, liens, encumbrances, judgments, covenants, conditions, restrictions, easements and rights-of-way, recorded or unrecorded; subject, however, to those matters (if any) affecting title to the property that are of record at the time this Agreement is entered into, including the Loan Documents (collectively, the “Permitted Exceptions”). Title to the Property shall be merchantable, good of record and in fact, and insurable without exceptions (other than the Permitted Exceptions) at standard rates by a recognized title insurance company licensed to do business in the State of Maryland (the “Title Company”).

5.02. After the full execution and delivery of this Agreement, Purchaser shall, at its own expense, order a commitment for owner’s title insurance for the Property together with a U.C.C. chattel search of the Personal Property (collectively, the “Title Commitment”). If Purchaser, in its sole discretion, finds that any of the exceptions to title set forth in the Title Commitment would interfere with its contemplated acquisition, ownership and operation of the Property (“Objectionable Exceptions), Purchaser, shall, within ten (10) days prior to the expiration of the Study Period, give written notice to Seller setting forth the Objectionable Exceptions together with a copy of Purchaser’s title commitment and copies of Objectionable Exceptions. If Purchaser fails to give notice of the Objectionable Exceptions within ten (10) days prior to the expiration of the Study Period. Purchaser shall be deemed to have accepted all title exceptions which are reported in the Title Commitment. If Purchaser does give such notice. Purchaser shall be deemed to have accepted all title exceptions reported in the Title Commitment other than the Objectionable Exceptions expressly set forth in the notice.

5.03. Seller shall have the option to cure or not to cure any Objectionable Exceptions. Within seven (7) days after receipt of notice of the Objectionable Exceptions, Seller shall give Purchaser written notice whether it will or will not cure the Objectionable Exceptions. If Seller does not give Purchaser such notice within such seven (7) day period, Seller shall be deemed to have elected not to cure the Objectionable Exceptions. Despite the foregoing, if the Objectionable Exceptions are reasonably susceptible of being cured at an aggregate cost not to exceed Fifty Thousand Dollars ($50,000.00) (the “Maximum Cure Cost”) and within a period of time not to exceed one hundred twenty (120) days after receipt of the notice of the Objectionable Exceptions (the “Maximum Cure Period”). Seller shall be obligated to cure the Objectionable Exceptions and the Settlement Date shall be adjusted accordingly.

5.04. If Seller elects or is obligated to cure the Objectionable Exceptions, Seller shall promptly do so and the Settlement Date, if necessary, shall be extended for the period of time reasonably required to allow Seller to cure the Objectionable Exceptions. If, however, Seller shall not have succeeded within the Maximum Cure Period (as the same may have been extended by the mutual agreement of the parties) in curing the Objectionable Exceptions which it has elected or is obligated to cure, or if Seller, as permitted above, elects in the first instance not to cure any Objectionable Exceptions, Purchaser shall have the right to either (i) waive the Objectionable Exceptions not cured by Seller, or (ii) terminate this Agreement. In the event of termination pursuant to this Section 5.04, the Deposit shall be promptly returned to Purchaser and thereafter the parties shall be relieved of further liability to one another, except that Seller shall remain liable for any breach or default under this Section 5 and for the reimbursement called for in Section 13 and Purchaser shall remain liable for the inspection indemnity in Section 15 hereof.

5.05. Notwithstanding the foregoing, (i) any deeds of trust, mortgages, judgment liens, and other monetary liens against the Property (other than those evidencing the Existing Financing) shall be deemed Objectionable Exceptions, whether Purchaser gives written notice of such exceptions or not, and shall be removed by Seller at or before the Settlement Date, without regard to the Maximum Cure Cost.

5.06. Upon request by Purchaser, Seller shall (a) execute a title affidavit in the form of “Exhibit D” attached here to and made a part of this Agreement, (b) execute such affidavits, indemnities, and other instruments as are required by the Escrow Agent and/or the Title Company (if not the same entity) for compliance with tax reporting or disclosure requirements, and (c) furnish such written evidence of Seller’s organizational status and authority to consummate this transaction as Purchaser or the Title Company may require, including, without limitation, certified corporate organizational documents, certificates of good standing, certified resolution, certificates of incumbency, and opinions of counsel.

6. Representations and Warranties.

Seller represents and warrants to the Purchaser as follows:

6.01. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has full right, power and authority to enter into and carry out and perform this Agreement. All requisite action required to authorize the execution of this Agreement and the consummation of this transaction on behalf of Seller has been duly taken. The persons executing this Agreement on behalf of Seller have the authority to enter into this Agreement and to bind Seller in accordance with its terms without obtaining any further approvals or consents. All approvals required to be obtained from and all filings required to be made with any governmental authority in order to authorize Seller’s execution and performance of this Agreement have been so obtained and made, as the case may be.

6.02. The entering into this Agreement and consummation of this transaction by Seller will not violate any law or governmental regulation, order, or decree to which Seller is subject or any agreement or other instrument to which Seller is a party or by which it is bound.

6.03. Seller owns the entire fee simple title to the Property (legal and equitable) and no other entities or persons have any ownership interest or, to Seller’s knowledge claim whatsoever in and to the Property. No entity or person has any right or option to acquire the Property or any portion of or interest in the Property.

6.04. Exhibit “E” attached to and made a part of this Agreement is a rent roll containing a complete and correct list of all leases, tenancies, licenses and other rights of occupancy or use, including a description of any and all amendments and modifications thereto (collectively, the “Tenant Leases”), in effect with respect to the Property as of the date of this Agreement, as well as the information required under section (B) of the List of Property Materials attached hereto and made a part hereof as Exhibit “I” (to the extent in Seller’s control or possession), which information set forth on Exhibit “E” is true and accurate. As of the date of this Agreement, Seller shall deliver to Purchaser (to the extent not already provided) true and complete copies of each of the Tenant Leases.

6.05. Each of the Tenant Leases is in full force and effect, and, to Seller’s knowledge, constitutes a legal, valid, and binding obligation of the tenant under such lease, has not been modified except as shown on Exhibit “E”, and is assignable by Seller to Purchaser without the need for the consent of the tenant or any other party. To Seller’s knowledge and based solely on Exhibit “E”, the monthly rent listed opposite the name of each tenant on Exhibit “E” is currently being collected by Seller and is the amount actually received from that tenant for the month immediately preceding the date of this Agreement. Each of the tenants listed in Exhibit “E” is now in possession of the space leased to that tenant, as identified on Exhibit “E”. No default or breach on the part of the landlord or, to landlord’s knowledge, on the part of a tenant exists under any of the Tenant Leases, and no event has occurred which, with the giving of notice or the passage of time, would constitute such a default or breach. Except as may be described in Section 7.08 hereof, all brokerage commissions in connection with the Tenant Leases have been paid in full, and no brokerage commissions will become due by reason of the exercise of any renewal option by any tenant. No tenant has any option or right of refusal to acquire all or any portion of the Property. No tenant has exercised or notified Seller of its intention to exercise any option to renew or extend the term of its lease or to lease additional space in the Improvements, except as reflected on Exhibit “E”. All leasehold improvement work required to be performed by Seller as the landlord under any of the Tenant Leases has been performed and such leasehold improvement work had been accepted by the tenants, except as may be described in Exhibit “E”.

6.06. Except as set forth on Exhibit “E”, no tenant, licensee or occupant under any of the Tenant Leases is entitled to any free rent, concessions, allowances, rebates, offsets, or refunds. No tenant, licensee or occupant under any of the Tenant Leases has prepaid any rents or other charges for more than one (1) month in advance. None of the Tenant Leases and none of the rents or other charges payable under the Tenant Leases (including security deposits) has been assigned, pledged or encumbered.

6.07. Exhibit “F” attached to and made a part of this Agreement sets forth a complete and correct list of all management, service, supply, concession, maintenance or similar agreements with respect to the Property (collectively, the “Service Agreements”). After the expiration of the Study Period and upon request by Purchaser, Seller will give notice of termination of such agreements with such termination to be effective as of the Settlement Date. No default or breach exists under any of these agreements and all of these agreements are in full force and effect in accordance with their terms.

6.08. Exhibit “G” attached to and made a part of this Agreement sets forth a complete and correct list of all tenant security deposits currently in the possession or within the control of Seller in accordance with the Tenant Leases. Seller shall provide a re-certification of the list of tenant security deposits as of the Settlement Date.

6.09. To Seller’s actual knowledge, except as disclosed in the Hazardous Waste Study, UST Closure Letter, any other information or documents in Seller’s actual possession or control relating to the Tank (as hereafter defined), and except as may be permitted under Tenant Leases, all of which have been delivered or will be delivered to Purchaser in accordance with the terms of this Agreement:

(a) No toxic wastes, hazardous materials, or hazardous substances (collectively “Hazardous Materials”) are located upon or within the Property or utilized in the ordinary course of operating and maintaining the Property.

(i) “Hazardous Materials” shall mean any substance which is or contains (A) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.). (“CERCLA”) or any regulations promulgated under or pursuant to CERCLA; (B) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.”) (“RCRA”) or regulations promulgated under or pursuant to RCRA; (C) any substance regulated by the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.; (D) gasoline, diesel fuel, or other petroleum hydrocarbons; (E) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (F) polychlorinated biphenyls; (G) radon gas; and (H) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as hereinafter defined) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property (1) requires reporting, investigation or remediation under Environmental Requirements; (2) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (3) which, if it emanated or migrated from the Property, could constitute a trespass.

(ii) “Environmental requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil), except Seller has advised Purchaser that an underground storage tank (the “Tank”) was removed in February 2005 by Aramark, a prior Tenant, without the knowledge or participation of Seller, and that accordingly, no representation is made by Seller with respect to compliance with Environmental Requirements respecting such Tank, its removal or the release of any Hazardous Materials related thereto, Purchaser agreeing to undertake its own investigation with respect to the Tank and its removal and to satisfy itself as to any risk or exposure related thereto as part of its own due diligence.

(b) Seller has not received a summons, citation, directive, notice, complaint, letter or other communication, written or oral, from the United States Environmental Protection Agency or other governmental authority concerning any alleged violation of any environmental law or rule or regulation at the Property and, the Property is not currently under investigation for any such violation, however, Seller has advised Purchaser that the removal of the Tank by Aramark has been assigned a case number (05-0889) with the State of Maryland, Department of Environment.

(c) The Real Property has not in the past been used for the storage, handling, generation, release, or disposal of Hazardous Materials, except for petroleum-based products stored in and distributed by the Tank.

(d) There are no buried fuel tanks within the Real Property.

6.10. There is no pending or, to Seller’s knowledge, threatened action, suit or proceeding in any court or by or before any governmental agency affecting Seller or the Property or in any manner related to or arising out of the ownership, management, leasing or operation of the Property or otherwise affecting Seller’s ability to enter into and perform its obligations under this Agreement, except for possible claims of Seller related to the removal and disposal of personal property left behind by Aramark at the time it surrendered its leased premises at the Property to Seller, for which Seller retains all claims and rights.

6.11. All contractors and materialmen who have furnished labor and/or materials to improve the Property have been or will be paid in full and there is no basis for the lodging of any mechanics’ or materialmen’s liens against the Property.

6.12. Seller is solvent, no receivership, bankruptcy or reorganization proceedings are pending by or against Seller in any court, and Seller has not committed any act of bankruptcy or insolvency.

6.13. The Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Act, as amended (the “Act”). At the time of settlement, Seller shall execute FIRPTA form attached hereto and made a part hereof as Exhibit “H”.

6.14. No representation or warranty by Seller in this Agreement or Statement, certificate, or document furnished by Seller to Purchaser pursuant to this Agreement contains any materially untrue statement of material fact or omits any material fact.

6.15. The covenants, warranties and representations made by Seller in this Agreement are material and shall be re-certified by Seller at settlement as true and accurate in all material respects as of the Settlement Data.

6.16. Exhibit “B” represents a true, correct and complete list of all the Loan Documents, copies of which have been or shall be provided to Purchaser in accordance with the terms of this Agreement. The Loan Documents have not been amended or modified except as described in Exhibit “B”. No party to the Loan Documents, including, without limitation, the Seller or any other borrower or guarantors under the Loan Documents, is in default in the performance of any of their respective obligations under any of the Loan Documents, nor would the giving of notice or passage of time result in any such default by such parties. As of the date of this Agreement, the outstanding principal balance of the Existing Financing is $5,742,924.00 (the “Existing Balance”), and Seller shall provide a re-certification of the amount of the Existing Balance as of the Settlement Date.

Purchaser represents and warrants to the Seller as follows:

6.17. Purchaser acknowledges and agrees that except as expressly set forth in this Agreement and other than the special warranty of title to be set forth in the deed to be executed by Seller. Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to any matter concerning the Property, and specifically, except as expressly set forth herein, Seller has not made, does not make and specifically disclaims any representations regarding compliance with any environmental protection, pollution or land uses laws, rules, regulations, orders or requirements, including the existence in or on the Property of Hazardous Materials. Purchaser further acknowledges and agrees that it has been given the opportunity to inspect the Property, and that any information provided or to be provided by Seller with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information. Purchaser further acknowledges and agrees that to the maximum extent permitted by law, the sale of the Property as provided for herein is made on an “as is” basis with all faults. It is understood and agreed that the Purchase Price has been adjusted by prior negotiation to reflect that all of the Property is sold by Seller and purchased by Purchaser subject to the foregoing terms and conditions.

The provisions of this Article 6.18 shall survive the settlement in perpetuity and upon the request of Seller. Purchaser shall recertify to Seller the provisions of this Article as of the Settlement Date. Except as otherwise provided herein, all risks with respect to the condition of the Property shall be assumed by Purchaser as of the Settlement Date.

6.18. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has full right, power and authority to enter into and carry out and perform this Agreement. All requisite action required to authorize the execution of this Agreement and the consummation of this transaction on behalf of Purchaser has been duly taken. The persons executing this Agreement on behalf of Purchaser have the authority to enter into this Agreement and to bind Purchaser in accordance with its terms without obtaining any further approvals or consents. All approvals required to be obtained from and all filings required to be made with any governmental authority in order to authorize Purchaser’s execution and performance of this Agreement have been received and made, as the case may be.

6.19. All financial information provided by Purchaser to Seller and Lender is true accurate and complete as of the date given and as of the Settlement Date.

7. Covenants of Seller and Purchaser.

7.01. From the date of this Agreement through the Settlement Date, Seller shall not (a) execute any easements, covenants, conditions, or restrictions with respect to the Property, (other than leases and extensions of existing leases pursuant to the terms of Section 7.06 below), (b) otherwise alter or consent to be altered the title to the Property, or (c) seek any zoning changes or other governmental approvals except in connection with leasing or repair work with respect to the Property.

7.02. Seller will continue to operate and maintain the Property in a manner consistent with past operations.

7.03. From the date of this Agreement through the Settlement Date, none of the insurance policies set forth on Exhibit “J” shall be terminated or allowed to lapse unless replaced by Seller and Seller shall comply with all of the terms of such policies.

7.04. After the date of this Agreement, Seller shall not introduce, use or permit the introduction or use of any Hazardous Materials on the Property.

7.05. After the date of this Agreement, Seller shall promptly advise Purchaser in writing of any facts coming to Seller’s attention indicating the inaccuracy of any of the representations and warranties contained in Article 6 of this Agreement and shall promptly give to Purchaser copies of any written notices which Seller receives relating to the Property.

7.06. From the date of this Agreement through the Settlement Date, with the prior written consent of Purchaser in each instance (which consent shall not be unreasonably withheld, conditioned or delayed by Purchaser up to the expiration of the Study Period, but thereafter granted in Purchaser’s sole and absolute discretion): (a) none of the Tenant Leases will be terminated or modified except upon expiration or a tenant default: (b) none of the Tenant Leases will be renewed or extended except in material accordance with the renewal or extension provisions, if any, contained in such Tenant Lease as of the date of this Agreement; and (c) no new lease of any portion of the Property will be made except where (i) the base rent is not less than $6.00 per square foot (triple net) with 3% annual increases, (ii) the term is not greater than 10 years (including all extension or renewal rights), and (iii) any tenant improvement allowance does not exceed $5.00 per square foot of leaseable space (collectively, the “ Lease Parameters”). If Seller desires to enter into a Lease or extension on terms that fall outside of the Lease Parameters, it shall present the terms and draft agreement to Purchaser for its review and consent, such consent not to be unreasonably withheld, conditioned or delayed and shall be deemed given if not objected to within ten (10) days following submittal. Following the expiration of the Study Period, Seller will not enter into any lease extension or new Tenant Lease without Purchaser’s consent, which from that point through the Settlement Date may be withheld in its sole discretion. Purchaser hereby acknowledges its consent to: (i) the extension of the existing lease agreement with Sara Lee Coffee and Tea, North America on terms reflected in draft Lease Extension Agreement provided to, reviewed and approved by Purchaser (the “Sara Lee Lease”), (ii) the execution and delivery of a Lease with Smooth Move Moving & Storage, Inc. (the “Smooth Move Lease”) upon such terms and in substantially the form set forth in Seller’s draft Lease dated April 14, 2004, a copy of which has been provided to and reviewed by Purchaser, and (iii) the execution and delivery of a Lease with MIG Construction, Inc. upon such terms as set forth in the Seller proposal dated March 31, 2005 (the “MIG Lease”), a copy of which has been reviewed and approved by Seller, provided such Lease shall be in form substantially similar to the Smooth Move Lease form. With respect to the Smooth Move Lease, the MIG Lease and any other Tenant Leases or lease extensions (except the Sara Lee Lease or Batesville Lease, as hereafter defined) approved in writing by Purchaser from and after the date hereof and prior to the Settlement Date, Purchaser shall reimburse to Seller at the time of closing under this Agreement all costs incurred by Seller for any Tenant Improvement Expenses and leasing commissions associated with or incurred by Seller as a result of said Leases, provided that Seller submits to Purchaser no later than three (3) days prior to the Settlement Date copies of paid invoices and satisfactory evidence of payment thereof by Seller, corresponding lien waivers from all applicable contractors and subcontractors, as well as an omnibus assignment to Purchaser of all contracts, plans, permits and agreements relating to any remaining tenant improvement obligations and unpaid leasing commissions to be provided under such Leases. If the Tenant Improvement Expenses for the Sara Lee Lease have not been paid by Seller prior to Closing, Seller shall deposit into escrow, with the Escrow Agent, an amount (to be reasonably agreed upon by Purchaser and Seller) necessary to cover the cost of any unfinished tenant improvement obligations and any unpaid leasing commissions in connection with the Sara Lee Lease. Such sums shall, at the option of Seller, be funded through sales proceeds at Closing. Purchaser and Seller hereby acknowledge and agree that Seller shall be solely responsible for any and all Tenant Improvement Expenses and leasing commissions incurred as a result of Seller’s extension of the existing Tenant Lease to Batesville Casket Company, Inc (the “Batesville Lease”)

7.07. Prior to settlement, Seller shall not enter into any new contract or modify any existing contract that would encumber the Property or affect the operation, leasing, management, or maintenance of the Property after settlement unless terminable upon 30 days notice without penalty, without Purchaser’s prior written consent in each instance; such consent shall be granted or withheld in Purchaser’s reasonable discretion.

7.08. Except as otherwise provided in Section 7.06 above, Seller shall be solely responsible for all monetary amounts which the landlord is obligated to pay under or in connection with the Tenant Leases, whether due and payable before or after the Settlement Date, including all payments to or on behalf of tenants, and all payments for tenant improvements (collectively, the “Payments Obligations”). Except as otherwise provided in Section 7.06 above, the payment Obligations due and payable under the Tenant Leases prior to the Settlement Date shall be paid in full by Seller prior thereto, and at settlement Seller shall furnish to Purchaser reasonable evidence of such payment. If any of the payment Obligations are not due and payable until after the Settlement Date, then, at settlement, Purchaser shall assume these payment Obligations and receive a credit against the Purchaser Price in the amount of these Payment Obligations, except in no event shall Purchaser receive a credit for Payment Obligations (including Tenant Improvement Expenses and leasing commissions) that arise under the Smooth Move Lease, the MIG Lease, or other Tenant Leases entered into after the date hereof but before the Settlement Date (excluding the Sara Lee Lease) as contemplated under Section 7.06 above, which shall be and remain Purchaser’s obligations from and after the Settlement Date. Without limiting the foregoing, the Payment Obligations for which Seller shall be responsible will include any and all costs and expenses incurred or related to the renewal (or pending renewal) of the Batesville Lease and Sara Lee Lease, including, without limitation, all leasing commissions and tenant improvement allowances.

7.09. Seller and Purchaser shall fully cooperate to ensure that the transfer of ownership and possession of the Property takes place without undue inconvenience to the tenants and with the least possible disruption in the normal operation of the Property; provided, however that this Section 7.09 shall in no way hinder Purchaser’s right to conduct tenant interviews in accordance with Section 15.02 of this Agreement.

7.10. Seller shall provided Purchaser with copies of all notices of violations of laws, regulations or requirements issued by legal authority for conditions existing on the Property prior to the Settlement Date.

7.11. All notices of violations of laws, regulations, or requirements issued by any legal authority for conditions existing on the Property prior to the Settlement Date shall be complied with by Seller, at its own expense, except for any such notice issued with respect to the presence or removal of the Tank, provided any rights Seller has against Aramark for any Hazardous Materials or Environmental Requirements shall inure to the benefit of Purchaser. Except as otherwise provided in this Agreement, all judicial or administrative proceedings brought on account of such violations shall be defended by Seller and the Property shall be conveyed free and clear of such violations. Seller shall immediately provide Purchaser with copies of all such notices regarding the Property.

7.12. Prior to the Settlement Date, and upon receipt of written notice from Purchaser, Seller shall cancel all of the terminable contracts listed in such notice and terminate the employment of all of the employees listed in such notice, effective as of the Settlement Date.

7.13. From the date of this Agreement through the Settlement Date, Seller shall not remove or permit to be removed from the Real Property any items of Personal Property, unless replaced with similar items of equal or greater quality and utility prior to the Settlement Date. Anything contained herein to the contrary notwithstanding, Seller shall remove all personal property and improvements left in or on the Property by Aramark, including by way of example and not limitation, a safe and refrigeration equipment, prior to the Settlement Date. In so doing, Seller shall return the Property to substantially its condition prior to such removal.

7.14. Seller shall not withdraw, settle, or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Real Property without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

7.15. After the date of this Agreement, both Seller and Purchaser shall not take, permit to be taken, or fail to take any action which would cause any of their respective representations and warranties contained in this Agreement to become untrue or inaccurate on or before the Settlement Date.

7.16. Seller shall complete construction of the retaining wall on the Real Property, to the reasonable satisfaction of Purchaser, no later than ten (10) days prior to the Settlement Date, provided however, that the time period for Seller to perform such work shall be extended for Force Majeure events.

7.17. After the date of this Agreement, Seller and Purchaser shall cooperate and take all steps reasonably necessary in connection with Purchaser’s efforts to facilitate its receipt of the Lender’s Approval Letter and assumption of the Existing Financing.

7.18. Seller shall make commercially reasonable efforts to obtain a copy of Aramark’s “Tank Closure Report” prepared in connection with Aramark’s removal of the Tank, and deliver said Report to Purchaser within ten (10) days prior to the expiration of the Study Period.

8. Deliveries at Settlement.

8.01. At settlement under this Agreement, Seller shall deliver to Purchaser the following:

(a) Special warranty deed for the Real Property, duly executed and acknowledged by Seller and in proper form for recording.

(b) Special warranty bill of sale for the Personal Property, duly executed and acknowledged by Seller.

(c) A certificate, dated as of the Settlement Date and duly executed by the Seller, certifying: (i) that all of the representations and warranties of the Seller set forth in this Agreement are true and accurate in all material respects as of the Settlement Date; and (ii) the manner in which the information set forth on Exhibit “F” to this Agreement has changed as of the Settlement Date, if applicable.

(d) Updated operating statements for the Property, an updated rent roll and tenant delinquency reports, if any, all current as of the Settlement Date.

(e) An assignment of the Tenant Leases (together with the executed originals of the Tenant Leases) and actual possession of all security deposits and all other sums paid to the landlord in escrow under the Tenant Leases and not previously applied by Landlord in a manner consistent with the rights of the landlord under the Tenant Leases (including all accrued interest on the same) (the “Deposits”). In lieu of a transfer of the Deposits, Seller may elect to give a credit at settlement against the Purchase Price in the amount of the Deposits (including accrued interest), in which case the Deposits shall be retained by Seller.

(f) Estoppel Certificates from each of the tenants under the Tenant Leases.

(g) All of the documents required by Section 5.06.

(h) All statements, books, records, documents, instruments, invoices, bills and vouchers relating to the operation, management, leasing, repair, and maintenance of the Property, provided that Seller shall retain a reasonable right to retain copies of, gain access to and inspect and copy such books and records.

(i) Actual physical possession of the Property, subject only to the rights of tenants under the Tenant Leases and any right under Permitted Exceptions, and all keys to the Property in the possession of Seller and any of Seller’s employees, agents or licensees.

(j) The original of each certificate of occupancy, license, permit, authorization and approval required by law with respect to the Property (to the extent in Seller’s possession or control, otherwise a copy shall be submitted to Purchaser), together with an assignment of the same, duly executed by Seller.

(k) An assignment, duly executed by Seller, assigning to Purchaser all subsisting guaranties and warranties issued in connection with the construction, improvement, alteration and repair of the Improvements or the purchase, installation and repair of the Personal Property.

(l) An assignment of all Service Agreements to be retained by Purchaser as of the Settlement Date.

(m) Copies of letters sent to all tenants prior to the Settlement Date advising them of the sale of the Property to Purchaser (the form and content of which to be previously approved by Purchaser).

(n) Such other instruments and documents as may be reasonably necessary to effectuate settlement under this Agreement.

(o) Such documents as may be required by Lender in order to issue the Lender’s Approval Letter, provided that such documents do not impose any liability upon the Seller.

(p) The original Loan Documents and the Lender’s Approval Letter (or so much thereof within Seller’s possession or control).

8.02. At settlement under this Agreement, Purchaser shall deliver to Seller the following:

(a) Assumption of Tenant Leases and Security Deposits.

(b) Assumption of Service Agreements to be retained by Purchaser as of the Settlement Date.

(c) Assumption of all obligations of Seller under the Loan Documents and the unconditional release by Lender of Seller from all obligations arising under the Loan Documents, in form reasonably satisfactory to Seller and Purchaser.

9. Adjustments; Special Assessments.

9.01. The following shall be adjusted between Seller and Purchaser as of the Settlement Date:

(a) Rents and other charges of every nature actually collected from tenants, occupants, licensees and concessionaires with respect to the Property, except, that any claims Seller may have as the landlord under its lease with Aramark in connection with the removal of Aramark’s personal property and improvements shall be retained by Seller. If, as of the Settlement Date, there are past-due rents or charges owed by tenants, occupants, licensees, or concessionaires for any period prior to settlement, such past-due rents or charges shall not be adjusted. Purchaser shall be entitled to apply any amounts received after the Settlement Date from such delinquent tenants, occupants, licensees, or concessionaires to rents and other charges due from these parties for any period after the Settlement Date. After such application (and deduction for Purchaser’s reasonable third party costs of collection, if any) the balance of these amounts, if any, shall be paid over to Seller until the delinquent pre-settlement rents and charges have been paid. Purchaser makes no representation as to the collectibility of and shall not be obligated to commence any legal proceedings to recover any delinquent pre-settlement amounts, Seller reserving such rights.

(b) Real estate taxes, vault and personal property taxes and water and sewer front-foot charges affecting the Property, to the extent not required to be paid or reimbursed by tenants under the Tenant Leases.

(c) All ordinary operating expenses (other than insurance premiums which shall not be adjusted, it being understood that Purchaser shall be required to secure its own insurance on the Property from and after the Settlement Date) to the extent not required to be paid or reimbursed by tenants under the Tenant Leases.

9.02. Except as otherwise set forth in this Article 9, all items of income and expense for the period prior to the Settlement Date will be for the account of Seller and all items of income and expense for the period on and after the Settlement Date will be for the account of Purchaser, as determined by the accrual method of accounting. Seller shall promptly remit to Purchaser all sums received from tenants after the Settlement Date (other than for rents for which Purchaser received credit at settlement) and shall promptly pay all bills received after the Settlement Date which relate to expenses incurred, services performed or other amounts allocable to the period prior to the Settlement Date. To the extent any adjustment items cannot be precisely determined at settlement, they shall be reasonably estimated at settlement and finally resolved within seven (7) days thereafter.

9.03. If any tenants are required to pay percentage rent, common area maintenance charges, operating expense charges, escalation charges for real estate taxes or operating expenses, cost of living adjustments or other charges of a similar nature (“Additional Rents”) and any Additional Rents are collected by Purchaser after the Settlement Date which are attributable in whole or in part to any period prior to the Settlement Date, Purchaser shall promptly pay to Seller Seller’s proportionate share of the Additional Rents, less Purchaser’s reasonable third party costs of collection of any delinquency.

9.04. Telephone, water, sewer, gas, electricity and other utility charges will be adjusted, unless Seller arranges for the rendering of final bills by the utility companies and governmental agencies involved as of the Settlement Date based upon a reading of meters, if any, and Seller will be responsible for the payment of such bills as and when rendered and Purchaser will be responsible for such charges thereafter. If utility deposits are transferable, then they shall be transferred to Purchaser at settlement and Purchaser shall reimburse Seller for the deposits. If not transferable, or not transferred, Purchaser shall have no responsibility for the deposits.

9.05. Supplies and inventories located on the Property as of the date of this Agreement are included in the sale of the Property and shall not be the subject of adjustment.

10. Destruction or Damage Prior to Settlement.

10.01. Seller shall bear the risk of all loss, destruction or damage to the Property from any and all causes to and including the Settlement Date.

10.02. If any portion of the Property is damaged or destroyed by fire or other casualty prior to the Settlement Date, Seller’s only obligation with respect to such casualty damage shall be to use reasonable efforts to repair the damage out of available insurance proceeds (after payment of costs of collection and to the extent permitted to be so applied by Seller’s mortgage lender), and if such repairs have not been completed as of the Settlement Date, Purchaser shall have the right to receive on the Settlement Date (a) the available insurance proceeds (other than rent insurance proceeds attributable to loss of rent prior to the Settlement Date) paid, (b) an assignment of the available insurance proceeds payable as a result of such loss, damage or other casualty to the extent that such proceeds have not been applied to any repair work performed prior to the Settlement Date, and (c) an adjustment of the Purchase Price equal to the deductible amount payable under Seller’s casualty insurance policy in connection with the restoration work to be performed; provided, however, that (i) in the event that the cost of repairing such loss, damage or casualty that has not been repaired on the Settlement Date exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), or (ii) in the event that the available insurance proceeds transferred or assigned to Purchaser and any other funds that Seller elects to deliver to Purchaser on the Settlement Date for such purpose are insufficient to pay for the remaining costs of completing such repair work, or (iii) if Lender exercises its right to recover such insurance proceeds or to accelerate the Loan, or (iv) such casualty shall entitle tenants leasing in the aggregate in excess of five thousand (5,000) square feet, to terminate their respective Tenant Leases, then upon the occurrence of any of the events described under subparagraphs (i), (ii) (iii) or (iv) above, Purchaser shall have the right to terminate this Agreement, in which event the parties hereto shall be relieved of all obligations and liabilities under this Agreement. For purposes of this Section 10.02, the cost of repairing a loss, damage or casualty shall be based on an estimate from a reputable local contractor acceptable to Purchaser and Seller of the actual cost to repair and restoration, to be obtained by Purchaser.

11. Condemnation.

11.01. If, at or prior to the Settlement Date, the Property or any portions shall be condemned or taken pursuant to any power of eminent domain, or if any written notice of any taking or condemnation is issued, or proceedings instituted by any governmental authority having the power of eminent domain, then Purchaser shall have the right to terminate this Agreement by giving Seller written notice to that effect, whereupon Purchaser and Seller shall thereupon be relieved of further liability hereunder, at law or in equity, or, in the alternative, Purchaser may elect to proceed to settlement.

11.02. Seller will promptly advise Purchaser in writing of any pending or threatened condemnation proceedings or action of which Seller becomes aware.

12. Liability on Default.

12.01. If Seller shall wrongfully fail to settle on the Property on the Settlement Date, time being strictly of the essence, and Purchaser is ready, willing and able to perform, or if Seller shall otherwise breach or default under any provisions of this Agreement and does not cure such failure, breach or default within thirty (30) days after receipt of written notice from Purchaser specifying the breach or default, Purchaser as its sole and exclusive remedies, may either (i) exercise an action for specific performance, but not an action for money damages, or (ii) Purchaser can elect to terminate this Agreement and receive a refund of the Deposit and reimbursement of up to $25,000.00 for Purchaser’s actual third-party expenses incurred in connection with this Agreement.

12.02. If Purchaser wrongfully fails to settle on the Property and Seller is ready, willing and able to perform, or if Purchaser shall otherwise breach or default under any of the provisions of this Agreement, the Deposit shall be delivered by Escrow Agent to Seller as complete and liquidated damages and as Seller’s sole remedy. In that event, this Agreement shall terminate and Purchaser and Seller shall be relieved of further liability hereunder, at law or in equity except for the Purchaser’s inspection indemnity set forth in Section 15.03 of this Agreement, which shall survive said termination of this Agreement. Seller expressly waives all rights of action against Purchaser for specific performance or money damages for any matter arising out of or relating to this Agreement. Any attendance or appearance at settlement by either party shall not nullify or void this provision for payment of liquidated damages as Seller’s sole remedy.

12.03. In the event of any litigation between the parties arising out of this Agreement or the collection of any funds due Purchaser or Seller pursuant to this Agreement, the prevailing party shall be entitled to recover all costs incurred, including without limitation reasonable attorneys’ and paralegals’ fees and costs, whether such fees and costs are incurred at trial, on appeal or in any bankruptcy proceedings.

13. Costs of Settlement.

13.01. Examination of title, survey, owner’s title insurance (including the cost of any special endorsements), tax certificates, preparation of the deed and bill of sale, title company charges and notary fees are to be at the cost of Purchaser.

13.02. Purchaser and Seller shall each pay one half of all documentary stamp taxes, recordation taxes and transfer taxes due in connection with the conveyance of the Real Property, Purchaser shall pay such costs related to is assumption of the Existing Financing.

13.03. Each party shall pay its own attorneys’ fees in connection with this transaction.

14. Brokerage.

14.01. In the event that settlement is held hereunder and the Purchase Price is paid to and received by Seller, Seller agrees to pay to CRESA Partners (“Broker”) a commission in connection with this transaction pursuant to a separate written agreement between Seller and Broker. The Broker shall look solely to Seller for the payment of the aforesaid commission and Purchaser shall have no liability to the Broker for payment of such commission or any other compensation. If settlement is not consummated for any reason whatsoever, no brokerage commission shall be paid, and Broker shall have no claim to any retained or returned Deposit. The Broker has consented to the provisions of this Section 14.01 by executing the Consent of Broker annexed to this Agreement.

14.02. Except in regard to Broker (as to whom Seller shall be solely responsible), Seller warrants to Purchaser and Purchaser warrants to Seller that it has not dealt with any real estate broker, agent finder or consultant in connection with this transaction and that no right to or claim for commission or other compensation has been created by its actions with respect to this Agreement. Seller and Purchaser shall indemnify and hold each other harmless against all loss, liability or expense, including reasonable attorney’s fees and litigation costs, incurred by the other to the extent one or the other is shown to be in breach of the foregoing warranties.

14.03. It is hereby disclosed to seller for informational purposes only that Henry Bowis and William K. Singer are both licensed real estate brokers in the State of Maryland. No commission shall be owed to Mr. Bowis or Mr. Singer in connection with the transaction contemplated by this Agreement.

15. Right of Entry; Tests and Studies.

15.01. Commencing on the date of this Agreement, Seller will give to Purchaser, its attorneys, accountants, engineers and other representatives and designees, during normal business hours and as often as may be requested, but subject to the rights afforded Tenant’s under the Leases, including rights of quiet enjoyment, full access to and right of entry upon the Property. As of the date of this Agreement, Seller shall deliver to Purchaser (to the extent not already provided) copies of the Loan Documents and all other information and documents concerning the Property (including, without limitation, a copy of Seller’s existing title insurance policy), which are in the possession or within the control of Seller or its agents (collectively, the “Property Materials”). To the extent in the possession or control of Seller or its agents, the Property Materials shall include all items listed on Exhibit “I” attached to and made a part of the Agreement.

15.02. Commencing on the date of this Agreement, Purchaser shall have the right, at its sole cost and expense, to perform such investigations, inspections, tests, and studies with respect to the Property as Purchaser shall deem necessary or advisable (collectively, the “Studies”), including, without limitation, title examination, survey, architectural, ADA compliance, engineering, financing, environmental, marketing, and economic feasibility studies. Purchaser shall have the right to meet with and interview tenants of the Property. If the tests and studies conducted by Purchaser do not permit or warrant, in the sole and absolute discretion of the Purchaser or its engineers, architects or consultants, the acquisition of the Property, then the Purchaser shall have the right, exercisable by written notice given to Seller within thirty (30) days after the due of this Agreement (the “Study Period”) to terminate this Agreement. In that event, Escrow Agent shall immediately refund the Deposit to Purchaser and thereafter Seller and Purchaser shall be relieved from further liability hereunder, at law or in equity.

15.03. Purchaser shall (a) conduct its Studies in a manner so as not to unreasonably interfere with the normal operations of the Property and the activities of the tenants and (b) indemnify and hold harmless Seller against all damages, liability and claims, including reasonable attorneys’ fees, incurred by Seller as a result of Purchaser’s activities upon the Property. No invasive testing shall be permitted except with Seller’s consent; not to be unreasonably withheld provided however, Seller shall not withhold its consent to asbestos sampling and other hazardous materials testing and such other tests and studies customarily done for similar transactions for buildings of similar age and construction. Purchaser shall repair any damage caused as a result of any initial cap studies and assumes the risk of entry by itself or any of its agents. If Purchaser terminates this Agreement, Purchaser shall return all Property Documents and materials to Seller and deliver copies of any Property studies done by the Purchaser. The indemnity contained in this Article 15.03 shall survive settlement or any earlier termination of this Agreement.

16. Indemnification.

16.01. Seller shall indemnify and hold harmless Purchaser from and against: (a) all debts, liabilities and obligations with respect to the Property arising from business done,

transactions entered into, or other events occurring on or prior to the Settlement Date, and subject to the limitations on liability provided in Section 12.01 above, (b) any loss, liability, expense, or damage, including reasonable attorney’s fees and litigation costs, suffered or incurred by Purchaser as a result of any breach by Seller of any warranty, representation, agreement or covenant made in this Agreement.

16.02 Purchaser shall indemnify and hold harmless Seller from and against: (a) all debts, liabilities and obligations with respect to the Property arising from business done, transactions entered into, or other events occurring after the Settlement Date, and (b) any loss, liability, expense, or damage, including reasonable attorneys’ fees and litigation costs, suffered or incurred by Seller as a result of any breach by Purchaser of any warranty, representation, agreement or covenant made in this Agreement including, without limitation. Purchaser’s obligation to pay for Tenant Improvement Expenses and leasing commissions relating to the Smooth Move Lease, the MIG Lease or any other Tenant Leases or lease extensions approved in writing by Purchaser pursuant to Section 7.06.

17. Survival; Further Assurances.

17.01. All warranties, representations, indemnifications, covenants and agreements made by Seller in or pursuant to this Agreement shall be continuing warranties, representations, indemnifications, covenants and agreements which by their terms shall survive after the Settlement Date, shall be binding upon Seller, it successors and assigns (including, without limitation, its shareholders in the event Seller is liquidated or dissolved), and shall not be merged into the deed or other settlement documents but rather shall survive for a period of twenty-four (24) months following the Settlement Date, at which time they shall expire and be null void and of no further force and effect.

17.02 Upon request of Purchaser or Seller, Seller and Purchaser shall each do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, at the expense of the requesting party, all further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to better effectuate the transaction contemplated by this Agreement.

18. Right to Waive Conditions. Purchaser reserves the right to waive any of the terms and conditions of this Agreement for its benefit, including, without limitation, conditions precedent, title and warranty provisions, and to purchase the Property in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by Purchaser and delivered to Seller.

19. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given if (a) personally delivered, with signed receipt, (b) sent by a commercial overnight courier which requires a signed receipt upon delivery, (c) mailed by certified mail, return receipt requested, first class, postage prepaid or (d) by facsimile with confirmation, to the following:

If to Seller:	Rowe Properties Jessup, Inc.
The Rowe Companies
Attention: Gene Morphis, CFO
1650 Tysons Blvd.
McLean Virginia, 22103
Fax: 703-847-8686

With a copy to:	Steven M. Abramson, Esq.
Silver, Freedman & Taff, LLP
1700 Wisconsin Avenue, N.W.
Washington, D.C. 20007
Fax: 202-295-4512

If to Purchaser:	Kenwood Management Company, LLC
Attn: William K. Singer, Member
5272 River Road, Suite 360
Bethesda, Maryland 20816
Fax: 301-656-4492

With a copy to:	Richard M. Zeidman, Esquire
Linowes and Blocher LLP
7200 Wisconsin Avenue, Suite 800
Bethesda, Maryland 20814.
Fax: 301-654-2801

The parties shall be responsible for notifying each other of any changes of address.

20. Entire Agreement.

20.01. This Agreement contains the entire agreement between the parties. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among them relating to the subject matter of this Agreement, other than as herein set forth.

20.02. This Agreement may not be modified orally or in any other manner than by an agreement in writing signed by Seller and Purchaser.

20.03. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

21. Partial Invalidity. If any term of this Agreement or its application to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

22. Governing Law. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be determined in accordance with the laws of the State of Maryland, including choice of laws principle.

23. Binding Effect. All of the terms of this Agreement (including, without limitation, the survival provisions set forth in Section 17.01) shall be binding upon and inure to the benefit of the respective successors and assigns of Seller and Purchaser, including their respective shareholders in the event either Seller or Purchaser is liquidated or dissolved.

24. Assignment. Purchaser may assign this Agreement, without the consent of but upon written notice to Seller, to any entity controlled by, or under common control with and majority owned by, Purchaser or the members of Purchaser, provided Purchaser shall not be released of its obligations hereunder and provided further, that any transferee be acceptable to Lender. Purchaser shall provide Seller with the organizational documents and a list of ownership interests of any such assignee as well as any financial information respecting the assignee as Seller or Lender may request. Seller shall have the right to assign this Agreement to any entity controlled by, or under common control with and majority owned by Seller or its affiliated entities pursuant to an Assignment and Assumption Agreement in a form to be approved in advance by Purchaser (not to be unreasonably withheld), provided Seller shall not be released of its obligations hereunder and provided further that any transferee be acceptable to Lender. Seller may also assign this Agreement in connection with a tax-free exchange, as more particularly set forth in Section 26 below. Otherwise, neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed, any such assignment or transfer without such prior consent hereby being declared to be null and void.

25. Interpretation.

25.01. The paragraph headings used in this Agreement are for reference and convenience only and shall not enter into the interpretation of this Agreement. Wherever this Agreement requires the computation of time from or after a particular triggering date, the triggering date shall not be included in the computation. If any date upon which action is required under this Agreement shall be a Saturday, Sunday or legal holiday, the date for such action shall be extended to the first regular business day after such date which is not a Saturday, Sunday or legal holiday. This Agreement represents the results of bargaining and negotiations between the parties and of a combined draftsmanship effort. Consequently, Seller and Purchaser expressly waive and disclaim, in connection with the interpretation of this Agreement, any rule of law requiring that ambiguous or conflicting terms be construed against the party whose attorney prepared this Agreement or any earlier draft of this Agreement.

25.02. Purchaser has executed this Agreement first and then submitted it to Seller for execution. The date of this Agreement shall be the date that Purchaser receives from Seller an original of this Agreement fully executed by Purchaser and Seller and such date shall be inserted on the first page of this Agreement.

26. Tax-Free Exchange. Purchaser agrees to cooperate with Seller to facilitate a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code and the regulations issued pursuant thereto (the “Code). Purchaser agrees to take such actions and execute such documents as Seller may reasonably request in order to accomplish such like-kind exchange of the Property including, without limitation, permitting this assignment of this Agreement to a Qualified Intermediary (as defined in the Code) to act in the place of Seller, provided, however, such tax-free exchange shall not delay the Settlement Date hereunder and Seller shall be responsible for all costs and expenses in connection with the consummation of such tax-free exchange.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have signed, sealed and delivered this Agreement as of the day and year first written above.

WITNESS:	SELLER:

ROWE PROPERTIES JESSUP, INC.

/s/ Illegible	By:	/s/ Gerald M. Birnbach
		Name:	Gerald M. Birnbach
Title:

PURCHASER:

KENWOOD MANAGEMENT COMPANY, LLC

/s/ Illegible	By:	/s/ William K. Singer
		Name:	William K. Singer
Title:

BROKER’S CONSENT

BROKER:

CRESA PARTNERS

By:	/s/ Thomas G. Birnbach
	Name:	Thomas G. Birnbach
	Title:	Principal